As filed with the Securities and Exchange Commission on September 7, 2006
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Indus International, Inc.
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INDUS INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held October 23, 2006

Dear Stockholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Indus International, Inc., a Delaware corporation, will be held on October 23, 2006 at 3:00 p.m., local time, at the Company’s headquarters located at 3301 Windy Ridge Parkway, Atlanta, Georgia 30339, for the following purposes:

1. To elect the following directors to serve for the ensuing year and until their successors are duly elected and qualified: Richard C. Cook, Gregory J. Dukat, Allen R. Freedman, Eric Haskell, Kenneth G. Lawrence, Thomas R. Madison, Jr. and Frederick J. Schwab.

2. To ratify Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2007.

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on August 30, 2006 are entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she returned a proxy.

By Order of the Board of Directors

Adam V. Battani
Secretary

Atlanta, Georgia
September 7, 2006

INDUS INTERNATIONAL, INC.

PROXY STATEMENT FOR THE
2006 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Indus International, Inc. for use at the Annual Meeting of Stockholders to be held October 23, 2006 at 3:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s headquarters located at 3301 Windy Ridge Parkway, Atlanta, Georgia 30339.

These proxy solicitation materials and the Annual Report to Stockholders for the year ended March 31, 2006 were mailed on or about September 8, 2006 to all stockholders entitled to vote at the Annual Meeting.

Proxies

If the enclosed proxy is properly executed and returned in time and not revoked as described below, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy card, or if no instructions are indicated, will be voted, as follows:

•	FOR the slate of directors described herein;

•	FOR the ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company; and

•	in accordance with the best judgment of the proxy holders on any other matter that may be properly brought before the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by:

•	delivering to Mellon Investor Services, LLC, Attention: Judy Hsu, 200 Galleria Parkway, Suite 1900, Atlanta, Georgia 30339, a written notice of revocation or a duly executed proxy bearing a later date; or

•	attending the Annual Meeting and voting in person.

The presence at the Annual Meeting of the stockholder who has appointed a proxy will not of itself revoke the prior appointment.

Voting at the Annual Meeting; Record Date

Only holders of record of the Company’s Common Stock at the close of business on August 30, 2006 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock of the Company held as of the Record Date and to vote on all matters properly submitted for the vote of stockholders at the Annual Meeting. As of the Record Date, 59,122,752 shares of the Company’s Common Stock were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of the Company’s Common Stock, see “Security Ownership of Management; Principal Stockholders” below.

Quorum; Required Vote

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of the Company’s Common Stock issued and outstanding as of the Record Date. All shares represented at the meeting, whether in person or by a proxy, will be counted for the purpose of establishing a quorum.

The nominees for director in Proposal One will be elected by a plurality of the votes of shares represented, in person or by proxy, at the Annual Meeting. Approval of Proposal Two requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock voting in person or by proxy at the Annual Meeting, provided the number of affirmative votes cast constitutes at least a majority of the voting power of the required quorum.

If a stockholder submits a properly executed proxy and the stockholder has abstained from voting on any of the proposals, the Common Stock represented by the proxy will be considered present at the Annual Meeting for purposes of determining a quorum, but will have no effect on the outcome of Proposal One; however, since Proposal Two requires that the number of affirmative votes cast constitutes at least a majority of the voting power of the required quorum, an abstention would have the affect of a vote against the Proposal.

Broker non-votes are votes that brokers holding shares of record for their customers are not permitted to cast under applicable stock exchange rules because the brokers have not received specific instructions from their customers as to certain proposals and the brokers do not otherwise have discretionary authority to vote the shares on such proposals. Broker non-votes will be considered present at the Annual Meeting for purposes of determining a quorum, but will have no effect on the outcome of Proposal One; however, since Proposal Two requires that the number of affirmative votes cast constitutes at least a majority of the voting power of the required quorum, a broker non-vote would have the affect of a vote against the Proposal.

Expenses of Solicitation

The Company will bear the expense of soliciting proxies, and has retained Morrow & Co., Inc. for a fee of $5,500 plus a reasonable amount to cover expenses. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by telephone, letter or facsimile. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Availability of Annual Report

Accompanying this Proxy Statement is a copy of the Company’s Annual Report for the fiscal year ended March 31, 2006. Stockholders who would like additional copies of the Annual Report should direct their requests in writing to: Indus International, Inc., Attn: Gary Frazier, 3301 Windy Ridge Parkway, Atlanta, Georgia 30339.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

A board of seven directors will be elected at the Annual Meeting. At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the persons listed below to serve as directors for the term beginning at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s seven nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of or prior to the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders and until such director’s successor has been duly elected and qualified.

The nominees’ names, ages as of the date of this Proxy Statement and certain information about them are set forth below:

Name of Nominee	Age	Principal Occupation

Richard C. Cook(1)(2)	59	Independent Management Consultant and Senior Advisor to Focus Enterprises
Gregory J. Dukat	45	President and Chief Executive Officer of the Company
Allen R. Freedman(2)(3)	66	Owner and Principal of A.R. Freedman & Co.
Eric Haskell(2)(4)	59	Executive Vice President and Chief Financial Officer of SunCom Wireless Holdings, Inc.
Kenneth G. Lawrence(1)(4)	58	Independent Management Consultant
Thomas R. Madison, Jr.	61	Chairman of the Board of Alogent, Inc.
Frederick J. Schwab(1)(4)	67	Independent Management Consultant

(1)	Member of the Nominating and Corporate Governance Committee

(2)	Member of the Compensation Committee

(3)	Chairman of the Board

(4)	Member of the Audit Committee

Mr. Cook has served as a director of the Company since January 2005. Since the sale of MAPICS Inc., an enterprise solution provider for mid-market manufacturers, in 2005, Mr. Cook has worked as an independent management consultant. From September 2005 to the present, Mr. Cook has also served as a senior advisor to Focus Enterprises, an investment banking firm that provides services to middle market and small businesses. From 1997 to 2005, Mr. Cook was a director and the president and chief executive officer of MAPICS Inc. As senior vice president of Marcam Corporation in 1997, he led the reverse spin-out to create MAPICS Inc. Mr. Cook has over 25 years of experience in the technology and manufacturing industries, including a long tenure at IBM. Mr. Cook is a member of the board of directors of several private companies, including Qcept Technologies, Inc., Edgenet, Inc. and Qoil Technologies, Inc. He served as the chairman of both the executive committee and the 2003 National Board of Directors of AeA, a high-tech industry trade group. Mr. Cook is also a member of the Goizueta Business School Advisory Board at Emory University.

Mr. Dukat has served as President of the Company since August 2003 and as Chief Executive Officer of the Company since February 2004. From August 2003 until his promotion in February 2004, Mr. Dukat served as President and Chief Operating Officer of the Company. Mr. Dukat joined the Company in September 2002 as Executive Vice President of Worldwide Operations to lead the Company’s global sales and marketing efforts, and was promoted to President and Chief Operating Officer in August 2003 with responsibility for all sales, marketing, customer service, product strategy and product development functions. From September 2001 to April 2002, Mr. Dukat served as the chief executive officer for 180 Commerce, Inc., a start-up reverse supply chain enterprise software company. From October 1989 to September 2001, Mr. Dukat served in various positions at J.D. Edwards, an enterprise software provider, most recently as vice president and general manager. Mr. Dukat is a board member of CSS Consulting Corporation, a private software implementation consulting firm.

Mr. Freedman has served as a director of the Company since October 2004. In March 2005, he was elected as the non-executive Chairman of the Company’s Board of Directors. Mr. Freedman is currently the owner and principal of A.R. Freedman & Co., a corporate strategy development firm. He is the former chairman and chief executive officer of Assurant, Inc., a NYSE-listed insurance company formerly known as Fortis, Inc., where he served as chief executive officer until May 2000 and chairman until his retirement in July 2000. Beginning in 1978, he initiated and supervised most aspects of Assurant’s U.S. operations. From 1984 to 2004, Mr. Freedman served as chairman of the audit committee of Systems & Computer Technologies Corporation (“SCT”). From January 2002 until February 2004, he served as the chairman of the board of SCT. Mr. Freedman currently serves as a director of Assurant. Since his retirement as chairman and chief executive officer of Assurant, he has served as a director of StoneMor Partners, LP, chairman of its audit committee and a member of its investment committee. Mr. Freeman also serves as a director of Loring Ward International, Inc., a Canadian company, and chairs its compensation committee. He is also a member of the board of directors of the Association of Audit Committee Members, Inc.

Mr. Haskell has served on the Board of Directors of the Company since May 2005. He is currently the executive vice president and chief financial officer of SunCom Wireless Holdings, Inc. (“SunCom”), a public wireless communication services provider, where he is also a director. From May 2006 to August 2006, Mr. Haskell also served as the acting chief executive officer of SunCom. From April 2004 until December 2005, he was an independent management consultant. From 1989 until April 2004, he served as the chief financial officer of SCT, a public software and services company. Mr. Haskell serves on the board of directors and audit and compensation committees of Metropolitan Health Networks Inc., a public health services company. He has served on the board of the Philadelphia Ronald McDonald House since 1996 and is currently the chairman of its finance committee.

Mr. Lawrence has served as a director of the Company since July 2005. Mr. Lawrence retired from Exelon Corporation and Peco Energy Company in November 2003. Peco Energy is Pennsylvania’s largest utility and an electric and natural gas distribution subsidiary of Exelon Corporation, a registered public utility holding company. From 2002 to 2003, Mr. Lawrence served as chairman of Peco Energy Company, as senior vice president of Exelon Corporation and as president and chief operating officer for Exelon Energy Delivery. He joined Peco Energy in 1969 and served as its president from 1998 until 2002. From 1994 until 1998, he served as Peco Energy’s chief financial officer. Mr. Lawrence is a director of the Philadelphia Orchestra.

Mr. Madison has served as a director of the Company since April 2001. He is currently the chairman of the board of Alogent, Inc., a private software and services provider to the financial services industry, a position he has held since December 2005. From April 2005 to December 2005, Mr. Madison was an independent management consultant. From December 2001 to March 2005, he served as Chairman of the Board of the Company. He served as Chief Executive Officer of the Company from July 2002 until January 2004. From January 2001 until December 2001, Mr. Madison served as an independent management consultant. From May 1999 until January 2001, Mr. Madison served as president and chief executive officer of Talus Solutions, an implementer of products and services that optimize pricing strategies and practices based upon customer buying behaviors. From March 1994 until May 1999, Mr. Madison served as group president and corporate vice president of Computer Sciences Corp. Mr. Madison serves as a director of several privately held companies.

Mr. Schwab has served as a director of the Company since June 2004. He is currently an independent management consultant. Until March 2003, Mr. Schwab served as president and chief executive officer of Porsche Cars North America, Inc. Mr. Schwab joined Porsche Cars North America as executive vice president, finance and administration, in 1985. He was promoted to senior executive vice president in 1988 and named president and chief executive officer in March 1992. Mr. Schwab was formerly a partner with Touche

Ross & Co. (now Deloitte & Touche LLP). In 1974, he joined Fruehauf Corporation as president of Ackermann Fruehauf, a wholly owned subsidiary in Germany. In 1978, he became president of Fruehauf Europe, responsible for all Fruehauf European operations. In 1982, Mr. Schwab was named executive vice president of Fruehauf International in Detroit, responsible for all non-North American controlled subsidiaries. Mr. Schwab serves as a director and audit committee chairman of Boyd Gaming Corporation, an NYSE-listed company. He is also a director of ProQuest Company, an NYSE-listed company.

Committees of the Board of Directors

The Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee.  The Audit Committee currently consists of Messrs. Haskell, Lawrence and Schwab. Mr. Schwab acts as Chairman of the Committee. All Audit Committee members are “independent” as defined in the applicable listing standards of the Nasdaq. As further required by such rules, each of the Committee members is financially literate and has financial management expertise. Messrs. Schwab, Haskell and Lawrence each serve as “audit committee financial experts” as that term is defined in the applicable regulations. The Audit Committee approves the engagement of the Company’s independent registered public accounting firm and is primarily responsible for approving the services performed by the Company’s independent registered public accounting firm and for reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls. Further information regarding the duties of the Audit Committee is contained in the Audit Committee Charter, which can be found on our website at www.indus.com/company/governance.cfm.

Compensation Committee.  The Compensation Committee of the Board of Directors currently consists of Messrs. Cook, Freedman and Haskell, all of whom are independent as defined in the applicable listing standards of the Nasdaq. Mr. Freedman acts as Chairman of the Committee. The Compensation Committee establishes the Company’s executive compensation policy, determines the salary and bonuses of the Company’s executive officers and administers our equity-based incentive plans. Further information regarding the duties of the Compensation Committee is contained in the Compensation Committee Charter, which can be found on our website at www.indus.com/company/governance.cfm.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee of the Board of Directors currently consists of Messrs. Cook, Lawrence and Schwab, all of whom are independent as defined in the applicable listing standards of the Nasdaq. Mr. Cook acts as Chairman of the Committee. The Nominating and Corporate Governance Committee identifies individuals qualified to serve on the Board of Directors and recommends that the Board select a slate of director nominees for election by the stockholders of the Company at the Annual Meeting of the Stockholders of the Company. In identifying these individuals, the Nominating and Corporate Governance Committee considers such factors as independence and lack of conflicts of interest that would interfere with performance as a director, character and integrity, financial literacy, level of education and business experience, sufficient time to devote to Board matters and a commitment to represent the long-term interests of our stockholders. The Committee also seeks to ensure that the composition of the Board at all times adheres to the independence requirements of the listing standards of the Nasdaq and reflects a variety of complementary experiences and backgrounds, particularly in the areas of management and leadership, sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company. The Nominating and Corporate Governance Committee also considers nominees recommended by stockholders and the manner in which the Committee evaluates a potential nominee does not differ based on which of the different sources indicated above recommended the candidate. In addition, the Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board of Directors a set of corporate governance policies and principles to be applicable to the Company. The Nominating and Corporate Governance Committee also evaluates such policies and guidelines periodically and suggests amendments to them, if appropriate. Our Corporate Governance Guidelines can be found on our website at www.indus.com/company/governance.cfm. Further information regarding the duties of the Nominating and Corporate Governance Committee is contained in the Nominating and Corporate Governance Committee Charter, which can be found on our website at www.indus.com/company/governance.cfm.

Meetings of the Board of Directors and its Committees

The Board of Directors of the Company held a total of seven meetings and acted by written consent on two occasions during the fiscal year ended March 31, 2006. During this time, each of the incumbent directors attended at least 75% of all meetings of the full Board of Directors and of the Committees on which he or she served during the fiscal year. Five directors attended last year’s annual meeting of stockholders.

To carry out its responsibilities, the Audit Committee held eight meetings, the Compensation Committee held five meetings and acted by written consent on one occasion, and the Nominating and Corporate Governance Committee held four meetings during the fiscal year ended March 31, 2006.

Stockholder Communications with the Board of Directors

The Board of Directors accepts communications sent to them (or to specified individual directors) by stockholders of the Company. Stockholders may communicate with the Board of Directors (or with specified individual directors) by writing to them c/o Secretary, 3301 Windy Ridge Parkway, Atlanta, Georgia 30339. All written communications received in such manner from stockholders of the Company shall be forwarded to the members of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board of Directors, the communication shall be forwarded to all members of the Board of Directors.

Additional Information Concerning Our Board of Directors

The Board of Directors has determined that a majority of the directors are independent as required by the Nasdaq rules. The Board has affirmatively determined by resolution that directors Cook, Freedman, Haskell, Lawrence and Schwab are independent within the meaning of the Nasdaq and the Securities and Exchange Commission rules. The Board has also affirmatively determined by resolution that directors Haskell, Schwab and Lawrence are “audit committee financial experts” as that term is defined in the applicable regulations. In addition, the Board has affirmatively determined by resolution that it encourages all directors to attend each annual meeting of stockholders.

Messrs. Haskell, Schwab and Lawrence are the independent directors who have been determined to be audit committee financial experts. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Haskell’s, Mr. Schwab’s and Mr. Lawrence’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Haskell, Mr. Schwab or Mr. Lawrence any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and the Board, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Director Compensation

Director Compensation Prior to July 26, 2005

On July 26, 2005, our Board of Directors approved a new director compensation policy. Prior to the approval of such revised policy, each of our independent directors and one non-independent, non-employee director participated in the Company’s director compensation program described below.

Cash Fees.  Under this program, each of the Company’s independent directors and one non-independent, non-employee director received annualized cash fees of $10,000 for their Board service. Additional annualized cash compensation was paid to independent directors that served on committees, as follows: Audit Committee Chairperson, $10,000; Compensation Committee Chairperson, $5,000; Nominating and Corporate Governance Committee Chairperson, $5,000; Audit Committee members, $2,000; Compensation Committee members, $1,000; and Nominating and Corporate Governance Committee members, $1,000. In addition, both independent and non-independent, non-employee directors were reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings. All cash compensation under this program was paid in quarterly installments and is contingent on continued service on the Board or the applicable committee.

On September 30, 2004, Mr. Madison ceased to be an employee of the Company but continued as a non-employee director of the Company. Although Mr. Madison does not qualify as an independent director under the Nasdaq rules, the Board determined that he should participate in this director compensation program in the same manner as the independent directors.

Equity Awards.  Pursuant to our 1997 Director Option Plan (the “Director Option Plan”), and prior to the suspension of the Director Option Plan as discussed below, each non-employee director was automatically granted a non-qualified option to purchase 50,000 shares of our Common Stock on the date such person became a director. Thereafter, each non-employee director was automatically granted an option to acquire 25,000 shares of our Common Stock upon such director’s reelection at each annual meeting of stockholders, provided that on such date he or she had served on the Board for at least six months. Such options become exercisable as to 25% of the shares subject to such option on each anniversary of its date of grant. In addition, prior to July 26, 2006, each director appointed to serve as a chairperson of one of the Board’s committees was automatically granted an option to purchase 5,000 shares of Common Stock on the date of such appointment and an option to purchase an additional 5,000 shares of Common Stock at each annual meeting of stockholders; provided that he or she continued to serve in such capacity, and provided further that on such date he or she had served as a committee chairperson for at least six months. Options granted to the chairpersons of the committees become exercisable as to 100% of the shares subject to such option on the first anniversary of the date of the grant.

New Director Compensation Policy

As noted above, on July 26, 2005, the Board approved a new director compensation policy, which applies to all non-employee directors.

Cash Fees.  The new director compensation policy increased the amount of cash compensation to be given to each director from $10,000 to $20,000 per year, such amount to be prorated for directors who join or leave the Board during a calendar year. The Chairman of the Board also receives an additional $20,000 per year. Additional annualized cash compensation will be paid to non-employee directors as follows: Audit Committee Chairperson, $15,000; Compensation Committee Chairperson, $7,500; and Nominating and Corporate Governance Committee Chairperson, $7,500. Each non-employee director who serves on the Board or a Committee of the Board will receive a $1,000 fee for attendance in person at each meeting of the Board or a Committee of the Board. In the event that a non-employee director participates in a meeting of the Board or a Committee of the Board via telephone and such meeting lasts less than 2.5 hours, the director will receive a $500 fee for such participation. If such telephone meeting lasts more than 2.5 hours, the director will receive a $1,000 fee for such participation. All cash compensation is paid in quarterly installments and is contingent on continued service on the Board or the applicable committee. As in the Company’s prior director compensation policy, directors that are also employees of the Company do not receive cash fees for services provided in their capacity as a director but are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings.

Equity Awards.  In connection with this new director compensation policy, the Board suspended the Director Option Plan. The suspension of the Director Option Plan did not constitute a final termination of the plan and has no impact on the stock options presently issued and outstanding under the plan. Equity awards granted pursuant to the new board compensation policy will be issued under, and will be subject to the terms and conditions of, the Company’s 2004 Long-Term Incentive Plan, or such other plan as the Board of Directors may designate from time to time. Under the new director compensation policy, each non-employee director is automatically granted, on the date on which he or she first becomes a non-employee director (whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy), shares of restricted stock having a value equal to $100,000 as of the grant date. Such restricted stock will vest in equal installments upon the first five anniversaries of the grant date. Directors who were non-employee directors upon the adoption of this policy did not receive such an initial award. Similarly, an employee director who terminates his employment with the Company but remains a director will not receive such an initial award. Each non-employee director is automatically, on the date of the Company’s annual meeting of stockholders each year in which this policy remains in place, granted shares of restricted stock having a value equal to $50,000 as of the grant date. Such restricted stock will vest in equal installments upon the first three anniversaries of the grant date. A director who does not remain a non-employee director following such annual meeting of stockholders (whether through resignation, failure to be reelected or otherwise) will not receive an annual award with respect to such meeting. Similarly, a director who has not served as a non-employee director for at least six months preceding an annual meeting of stockholders will not receive an annual award with respect to such meeting.

The following table provides information on compensation for non-employee directors who served during the prior fiscal year.

Summary Board Compensation Table

For Fiscal Year Ended March 31, 2006
For Non-Employee Directors

	Annual
	Retainer	Committee and		Stock
	Fees	Chairman Fees	Meeting Fees	Options	Restricted Stock
Name of Directors	($)	($)	($)	(#)(1)	($)(2)

Richard C. Cook	17,500	4,250	10,000	—	50,000
Allen R. Freedman	17,500	22,375	8,000	—	50,000
Eric Haskell	17,500	—	11,000	50,000	—
Kenneth G. Lawrence	15,000	—	6,000	—	100,000
Thomas R. Madison, Jr.	17,500	—	4,000	—	50,000
Frederick J. Schwab	17,500	14,000	9,000	—	50,000
Douglas S. Massingill(3)	7,500	3,625	3,000	—	—
Frederick C. Lane(4)	2,500	250	—	—	—

(1)	Under the Director Option Plan, Mr. Haskell was automatically granted a non-qualified option to purchase 50,000 shares of Common Stock on May 5, 2005, the date he became a director. The exercise price of such option is $2.14 and such option becomes exercisable as to 25% of the shares subject to such option on each anniversary of its date of grant.

(2)	Represents the fair market value of awards of restricted stock, based upon the closing price of the Common Stock on the date of grant. On July 26, 2005, the closing price of the Common Stock was $2.24 and the Company awarded Mr. Lawrence 44,643 shares of restricted stock. Such restricted stock will vest in equal installments upon the first five anniversaries of the grant date. On October 17, 2005, the closing price of the Common Stock was $2.76 and the Company made awards of 18,116 shares of restricted stock to each of Messrs. Cook, Freedman, Madison and Schwab. Such restricted stock will vest in equal installments upon the first three anniversaries of the grant date. Dividends are paid on these shares if and when dividends are paid on Common Stock. As of March 31, 2006, the aggregate number and value (based on the March 31, 2006 closing price of $3.64) of restricted stock held by each director was as follows: Mr. Cook, 18,116 shares valued at $65,942; Mr. Freedman, 18,116 shares valued at $65,942; Mr. Lawrence, 44,643 shares valued at $162,500; Mr. Madison, 18,116 shares valued at $65,942; and Mr. Schwab, 18,116 shares valued at $65,942.

(3)	Mr. Massingill did not stand for reelection at the Annual Meeting of Stockholders on October 17, 2005.

(4)	Mr. Lane resigned from the Board on May 5, 2005.

Required Vote

The seven nominees receiving the affirmative vote of a plurality of the votes of the shares represented, in person or by proxy at the Annual Meeting, shall be elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF ERNST & YOUNG LLP AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2007. We are asking stockholders to ratify Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the proposal as a matter of good corporate practice. If our stockholders do not ratify Ernst & Young LLP, the Audit Committee will reconsider the selection of such firm as our independent registered public accounting firm and may retain that firm or another firm without re-submitting the matter to the Company’s stockholders. Even if Ernst & Young LLP is ratified by the stockholders, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the formation of the Company in 1997. The aggregate fees billed to the Company for professional accounting services by Ernst & Young LLP for the fiscal years ended March 31, 2006 and 2005, respectively, are set forth in the table below.

	Fiscal	Fiscal
	2006	2005

Audit Fees	$807,000	$812,000
Audit-Related Fees	12,000	34,000
Tax Fees	264,000	471,000
All Other Fees	2,500	0

Total	$1,085,500	$1,317,000

For purposes of the preceding table, the professional fees are classified as follows:

•	Audit Fees — These are fees for professional services associated with the annual audit of the Company’s financial statements and the Company’s internal control over financial reporting, the required review of the Company’s financial statements included in the Form 10-Q filings and statutory audits required internationally.

•	Audit-Related Fees — These are fees for assurance and related services that traditionally are performed by independent registered public accountants, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation and statutory subsidiary or equity investment audits incremental to the audit of the consolidated financial statements.

•	Tax Fees — These are fees for all professional services performed by professional staff in Ernst & Young LLP’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

•	All Other Fees — These are fees for other permissible work performed and for products and services that do not meet the above-described categories.

Audit Committee Review

Our Audit Committee has reviewed the services rendered and the fees billed by Ernst & Young for the fiscal year ended March 31, 2006. The Audit Committee has determined that the services rendered and the fees billed during the fiscal year ended March 31, 2006 that were not related to the audit of our financial statements are compatible with the independence of Ernst & Young LLP as the Company’s independent registered public accounting firm.

The Audit Committee pre-approves all audit and non-audit services performed by the Company’s independent registered public accounting firm and all related fees to assure that the provision of such services does not impair the auditor’s independence. Under the Audit Committee policy, the Company’s independent registered public accounting firm is prohibited from performing any non-audit services in contravention of SEC rules. The Audit Committee may delegate its pre-approval authority to one or more of its members, but not to management. The Audit Committee Chairperson, who is an independent director, has the authority to grant pre-approvals for services to be performed by our independent registered public accounting firm for amounts up to $25,000 per engagement. The Chairperson shall report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. In the event that an engagement is anticipated to cost more than $25,000, approval of the Audit Committee by email is an appropriate authorization, with ratification at the next scheduled Audit Committee meeting. For the fiscal year ended March 31, 2006, the Audit Committee approved the Company’s fee arrangement with Ernst & Young LLP prior to the start of the annual audit. All of the fees paid to Ernst & Young LLP for the services described above under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved for the fiscal years ended March 31, 2005 and 2006.

We expect that a representative of Ernst & Young will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she desires. The representative will also be available to respond to appropriate questions from stockholders.

Required Vote

The affirmative vote of a majority of the votes cast by the holders of shares of Common Stock voting in person or by proxy at the Annual Meeting, provided the number of affirmative votes cast constitutes at least a majority of the voting power of the required quorum, will be required to ratify Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2007.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2007.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter adopted by the Board of Directors. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during the fiscal year ended March 31, 2006 and particularly with regard to the Company’s audited consolidated financial statements as of March 31, 2006.

The Company’s management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to recommend annually to the Board the accountants to serve as the Company’s independent registered public accounting firm for the coming year. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended March 31, 2006, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement of Auditing Standard No. 61. The Audit Committee also discussed with Ernst & Young the overall scope and plans for its audit. The Audit Committee met with the independent registered public accountants, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Ernst & Young reported to the Audit Committee:

•	all critical accounting policies and practices;

•	all alternative treatments within generally accepted accounting principles for policies and practices related to material items that were discussed with management, including potential ramifications of the use of such alternative disclosures and treatments and the treatment, if any, preferred by Ernst & Young; and

•	other material written communications between Ernst & Young and management.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2006, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework. The Audit Committee has also reviewed and discussed with Ernst & Young its attestation report on management’s assessment of internal control over financial reporting and its review and report on the Company’s internal control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the year ended March 31, 2006.

In addition, the Audit Committee has discussed with Ernst & Young the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee).

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission for the year ended March 31, 2006.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Securities Exchange Act.

The Audit Committee of the Board of Directors

Eric Haskell
Kenneth G. Lawrence
Frederick J. Schwab (Chairman)

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of the Board of Directors. The Company’s executive officers’ names, ages as of the date of this proxy statement and certain information about them are set forth below:

Name of Executive Officer	Age	Principal Occupation

Gregory J. Dukat	45	President and Chief Executive Officer
Patrick M. Henn	38	Executive Vice President and Chief Financial Officer
John D. Gregg	57	Executive Vice President of Field Operations
Joseph T. Trino	57	Executive Vice President of Corporate Strategy
Arthur W. Beckman	50	Executive Vice President and Chief Technology Officer

The biography of Mr. Dukat can be found above under “Nominees.”

Mr. Henn joined the Company as its Executive Vice President and Chief Financial Officer in October 2005. Prior to joining the Company, Mr. Henn held several positions with Manhattan Associates, Inc., a publicly traded enterprise software provider, from January 1998 to October 2005, most recently as vice president, controller and assistant treasurer. Prior to joining Manhattan Associates, Mr. Henn served as auditing manager for Ernst & Young, LLP, from September 1990 to December 1997, primarily supporting publicly and privately held technology companies.

Mr. Gregg was promoted to Executive Vice President of Field Operations in February 2004. Prior to his promotion, Mr. Gregg served as president of the Indus Utilities Systems division of the Company since March 2003, when the Company acquired SCT Utility Systems, Inc. from SCT. From November 1993 to March 2003, Mr. Gregg served in various positions with SCT Utility Systems, Inc., a wholly-owned subsidiary of SCT, most recently as president from November 2000 until the acquisition by the Company.

Mr. Trino has served as the Company’s Executive Vice President of Corporate Strategy since January 2005. Prior to joining Indus, Mr. Trino served as a strategic consultant to Indus from November 2002 to January 2005, a position in which he was instrumental in negotiating the acquisitions of SCT Utility Systems, Inc. and Wishbone Systems, Inc. From May 1994 to November 2002, Mr. Trino served in various executive roles at SynQuest, Inc., a publicly-traded software company, including chief executive officer from July 1996 to November 2002, chairman of the board from September 2000 to November 2002 and president from May 1994 to December 1999. From April 1992 to December 1993, Mr. Trino was president of Kaseworks, Inc., an Atlanta-based provider of application development tools. From January 1980 to April 1992, he was employed at Dun & Bradstreet Software Inc. From December 1988 to April 1992, Mr. Trino was president of Dun & Bradstreet Software’s Manufacturing Systems Business Unit.

Mr. Beckman was promoted to Executive Vice President and Chief Technology Officer of the Company in January 2006. Prior to his promotion, Mr. Beckman served as Vice President, Hosting and Chief Technology Officer since joining the Company in January 1999. From October 1993 through 1998, Mr. Beckman served as executive director of operations planning and technical support at Pacific Bell, which then merged with SBC Communications. From June 1979 through September 1993, Mr. Beckman held various infrastructure and application development positions within the computer systems and services department at Pacific Gas & Electric Company.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by the Company for the fiscal years ended March 31, 2006, 2005 and 2004, respectively, to all individuals serving as the Company’s Chief Executive Officer during the last completed fiscal year, and the Company’s executive officers who were serving in such capacity at the end of the last completed fiscal year (collectively, the “Named Executive Officers”):

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
	Fiscal Year			Other Annual	Restricted	Securities
	Ended	Salary	Bonus	Compensation	Stock	Underlying	All Other
Name and Principal Position	March 31,	($)	($)	($)	($)(6)	Options (#)	Compensation ($)

Gregory J. Dukat(1)	2006	400,000	96,000	—	101,175	281,000	3,150
President and Chief	2005	400,000	100,000	—	—	100,000	3,500
Executive Officer	2004	269,000	40,000	—	—	425,000	4,000
Patrick M. Henn(2)	2006	97,865	21,000	—	28,800	160,000	—
Executive Vice President and Chief Financial Officer
John D. Gregg(3)	2006	233,000	40,775	—	26,625	75,000	3,150
Executive Vice President of	2005	233,000	75,425	—	—	60,000	2,475
Field Operations	2004	212,000	23,000	—	—	100,000	—
Joseph T. Trino(4)	2006	250,000	50,000	—	26,625	75,000	—
Executive Vice President of	2005	64,500	31,250	180,000	—	180,000	—
Corporate Strategy
Arthur W. Beckman(5)	2006	218,225	28,488	—	20,022	56,250	3,200
Executive Vice President and	2005	215,000	48,375	—	—	30,000	3,150
Chief Technology Officer	2004	215,000	20,000	—	—	100,000	3,075

(1)	For Mr. Dukat: (i) “Bonus” for fiscal 2006 was a bonus paid under the Company’s Fiscal 2006 Incentive Compensation Plan; (ii) “Bonus” for fiscal 2005 was a bonus paid under the Fiscal 2005 Executive Incentive Compensation Plan; (iii) “Bonus” for fiscal 2004 was a bonus paid in recognition of the Company’s performance for the fourth quarter of fiscal 2004; and (iv) “All Other Compensation” for each period shown represents 401(k) matching contributions by the Company.

(2)	Mr. Henn was appointed by the Board as an executive officer of the Company in October 2005 and his compensation reflects approximately six months of service during fiscal 2006. For Mr. Henn, “Bonus” for fiscal 2006 was a prorated bonus for six months of service under the Company’s Fiscal 2006 Incentive Compensation Plan.

(3)	For Mr. Gregg: (i) “Bonus” for fiscal 2006 was a bonus paid under the Company’s Fiscal 2006 Incentive Compensation Plan; (ii) “Bonus” for fiscal 2005 was a bonus paid under the Fiscal 2005 Management Council Incentive Compensation Plan; (iii) “Bonus” for fiscal 2004 was a bonus paid in recognition of the Company’s performance for the fourth quarter of fiscal 2004; and (iv) “All Other Compensation” for each period shown represents 401(k) matching contributions by the Company.

(4)	For Mr. Trino: (i) “Bonus” for fiscal 2006 was a bonus paid under the under the Company’s Fiscal 2006 Incentive Compensation Plan; (ii) “Bonus” for fiscal 2005 was a bonus paid under Mr. Trino’s consultant incentive compensation plan; and (iii) “Other Annual Compensation” for fiscal 2005 represents compensation paid to Mr. Trino as a consultant to the Company. Mr. Trino was also paid $20,000 as a consultant bonus for fiscal 2004 prior to becoming an employee and executive officer of the Company.

(5)	For Mr. Beckman: (i) “Bonus” for fiscal 2006 was a bonus paid the under the Company’s Fiscal 2006 Incentive Compensation Plan; (ii) “Bonus” for fiscal 2005 was a bonus paid under the Fiscal 2005 Management Council Incentive Compensation Plan; and (iii) “All Other Compensation” for each period shown represents 401(k) matching contributions by the Company.

(6)	Represents the fair market value of awards of restricted stock, based upon the closing price of the Common Stock on the date of grant. On May 13, 2005, the closing price of the Common Stock was $2.13 and the Company made awards of restricted stock as follows: Mr. Dukat, 47,500 shares; Mr. Gregg, 12,500 shares; Mr. Trino, 12,500 shares; and Mr. Beckman, 9,400 shares. On October 13, 2005 the closing price of the Common Stock was $2.88 and the Company awarded Mr. Henn 10,000 shares of restricted stock. Dividends are paid on these shares if and when dividends are paid on Common Stock. The restricted stock awards vest 100% on the third anniversary of the date of the grant. As of March 31, 2006, the aggregate number and value (based on the March 31, 2006 closing price of $3.64) of restricted stock held by the Named Executive Officers was as follows: Mr. Dukat, 47,500 shares valued at $172,900; Mr. Henn, 10,000 shares valued at $36,400; Mr. Gregg, 12,500 shares valued at $45,500; Mr. Trino, 12,500 shares valued at $45,500; and Mr. Beckman, 9,400 shares valued at $34,216.

Option Grants in Last Fiscal Year

The following table sets forth information regarding each grant of options to purchase Common Stock of the Company made to a Named Executive Officer during the fiscal year ended March 31, 2006. Options were granted under the Company’s 2004 Long-Term Incentive Plan, at an exercise price equal to or greater than the fair market value of the Company’s Common Stock on the date of grant. Options have a term of ten years, but may terminate before their expiration upon the death, permanent disability or termination of status as an employee or consultant of a particular Named Executive Officer.

	Individual Grants
	Number of		Percent of			Potential Realizable Value
	Securities		Total Options			at Assumed Annual Rates
	Underlying		Granted to	Exercise		of Stock Price Appreciation
	Options		Employees in	Price per	Expiration	for Option Term(3)
Name	Granted (#)		Fiscal Year	Share ($)	Date	5% ($)	10% ($)

Gregory J. Dukat	210,000	(1)	11.4%	2.18	5/13/2015	287,908	729,615
	71,000	(2)	3.9%	2.18	5/13/2015	97,340	246,679
Patrick M. Henn	150,000	(1)	8.2%	2.88	10/13/2015	271,682	688,497
	10,000	(2)	0.5%	2.88	10/13/2015	18,112	45,900
John D. Gregg	56,250	(1)	3.1%	2.18	5/13/2015	77,118	195,432
	18,750	(2)	1.0%	2.18	5/13/2015	25,706	65,144
Joseph T. Trino	56,250	(1)	3.1%	2.18	5/13/2015	77,118	195,433
	18,750	(2)	1.0%	2.18	5/13/2015	25,706	65,114
Arthur W. Beckman	42,188	(1)	2.3%	2.18	5/13/2015	57,839	146,576
	14,062	(2)	0.8%	2.18	5/13/2015	19,279	48,856

(1)	Time-vested option grants are exercisable in 33.3% annual increments beginning on the first anniversary of the grant date.

(2)	Performance-vested option grants vest, if at all, based on certain three-year adjusted earnings per share targets.

(3)	Potential gains are net of exercise price, but before taxes associated with exercise. Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These values are calculated based on SEC requirements and do not reflect the Company’s estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company’s Common Stock and overall market conditions.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

The following table sets forth information concerning the shares of Common Stock acquired and the value realized upon the exercise of stock options during the fiscal year ended March 31, 2006, the number of shares of Common Stock underlying exercisable and unexercisable options held by each of the Named Executive Officers as of March 31, 2006 and the values of unexercised “in-the-money” options as of that date.

			Number of Securities		Value of Unexercised
	Shares	Value	Underlying Unexercised		In-the-Money Options at
	Acquired on	Realized	Options at Fiscal Year-End (#)		Fiscal Year-End ($)(2)
Name	Exercise (#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gregory J. Dukat	—	—	583,334	720,166	873,585	878,675
Patrick M. Henn	—	—	—	170,000	—	121,600
John D. Gregg	20,000	34,000	162,500	215,000	273,750	286,550
Joseph T. Trino	—	—	47,500	220,000	78,400	321,800
Arthur W. Beckman	—	—	230,500	160,650	252,400	244,425

(1)	Represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.

(2)	Determined by taking the difference between the closing price of the Company’s Common Stock on March 31, 2006 of $3.64 per share less the exercise price of the option granted, multiplied by the number of shares subject to the option. If the exercise price of the option exceeds the closing price, the value of the option is not in-the-money and the value is deemed to be zero.

Employment Contracts and Termination of
Employment and Change-in-Control Arrangements

Effective October 1, 2005, the Company entered into new employment agreements and change of control severance agreements with Gregory J. Dukat, President and Chief Executive Officer, Joseph T. Trino, Executive Vice President of Corporate Strategy, and John D. Gregg, Executive Vice President of Field Operations. In connection with entering into the new agreements, the Company terminated the existing employment agreements with Messrs. Dukat, Trino and Gregg, and the change of control severance agreement with Mr. Dukat. The Company also entered into an employment agreement and change of control severance agreement with Patrick M. Henn, Executive Vice President and Chief Financial Officer, effective October 13, 2005. The Company also entered into a new employment agreement with Arthur W. Beckman, Executive Vice President and Chief Technology Officer, effective January 1, 2006, and terminated his prior agreement, in connection with his promotion to Executive Vice President. The Company had previously entered into a change of control severance agreement with Mr. Beckman, effective May 5, 2005. The following summary describes certain material provisions of the employment and change of control severance agreements.

Employment Agreements with Executives

The employment agreements do not have a set term and may only be terminated pursuant to a termination of employment, as described below. The employment agreements contain the following material terms: (i) base salary for Mr. Dukat of $412,000; for Mr. Henn of $210,000; for Mr. Trino of $257,500; for Mr. Gregg of $239,990; and for Mr. Beckman of $234,350; (ii) eligibility for a discretionary annual performance bonus; and (iii) participation in equity incentive compensation programs, welfare programs and other compensation programs that are generally provided for the senior executives of the Company.

The employment agreements also specify the payments and benefits to which the executives are entitled upon the termination of employment for specified reasons, including death, disability, termination by the Company with or without cause and resignation by the executive with or without good reason (as such terms are defined in the employment agreements). If an executive’s employment is terminated by the Company for any reason other than cause or disability, or by the executive for good reason, he will receive a severance payment in an amount equal to (i) 12 months for Mr. Dukat, and nine months for each of Messrs. Henn, Trino, Gregg and Beckman of the executive’s then- current annual base salary; and (ii) a pro-rata portion of his target annual bonus for the performance year in which his termination occurs. These amounts are payable over 12 months for Mr. Dukat and nine months for Messrs. Henn, Trino, Gregg and Beckman. The Company will also pay for full COBRA benefits for such executive and his dependents, subject to certain limitations, for the earlier of 18 months or until he receives health, medical and/or dental benefits from a new employer. In addition, in the case of Mr. Dukat, any stock options held by him, to the extent vested on the date of termination, may be exercised until 12 months after the date of termination. Any departing executive must sign a separation agreement and standard release of claims in order to receive the severance benefits described above.

Upon the termination of an executive’s employment by reason of death or disability, his employment agreement will terminate without further obligations of the Company other than the payment of his unpaid base salary through the date of termination and any unpaid, accrued vacation pay, and any other amounts or benefits to which he is entitled under any of the Company’s plans, programs, policies, practices or contracts then in effect.

Upon the termination of an executive’s employment for cause, or by the executive without good reason, his employment agreement will terminate without further obligations of the Company, the vesting of any stock options held by the executive will terminate immediately, any compensation payable under his employment agreement will terminate immediately, and he will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.

The employment agreement provides that if a payment to or for the benefit of the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then he will receive the greater of his full severance payment, or a severance payment reduced to the extent necessary such that the payment will not be subject to the excise tax.

Each executive has agreed in his employment agreement that for a period of one year following the termination of his employment with the Company for any reason, he will not disclose any confidential information, solicit employees of the Company to terminate their employment with the Company, solicit customers of the Company with whom he has had material contact, or provide competitive services.

Change of Control Severance Agreements with Executives

Each change of control severance agreement between the Company and the executives has a one-year term; provided, however, that the Compensation Committee may affirmatively extend the term of the agreement at any time. The current term of these agreements runs until May 31, 2007. The change of control severance agreements specify the payments and benefits to which the executives are entitled upon the termination of employment following a change of control. If the executive’s employment is terminated by the Company for any reason other than cause, or by the executive for good reason, (i) within 24 months following a change of control or (ii) within six months prior to the date on which a change of control occurs, and such termination arose in connection with or in anticipation of a change of control, he will receive a lump sum severance amount. In May 2006, the Company amended each change of control severance agreement to change such lump sum severance amount. In the case of Mr. Dukat, this lump sum severance amount, as amended, is equal to three times his then-current base salary plus his annual bonus target for the performance year in which the change of control occurs. In the case of Messrs. Henn, Trino, Gregg, and Beckman, this lump sum severance amount, as amended, is equal to two times his then-current base salary plus the annual bonus target for the performance year in which the change of control occurs. The Company will also reimburse the executive for full COBRA expenses for the earlier of 18 months or until he receives health, medical, and/or dental benefits from a new employer. In addition, any stock options and restricted stock held by the executive will immediately vest and in the case of stock options become exercisable. Mr. Dukat also receives these severance benefits if he terminates his employment for any reason at any time within the 30 days following the one-year anniversary of the change of control.

In the event that the executive becomes entitled to severance payments and/or benefits in connection with the termination of his employment pursuant to the change of control severance agreement, he will not be entitled to severance payments and/or benefits pursuant to his employment agreement. If the executive’s employment is terminated by reason of death or disability, by the Company for cause, or voluntarily by him without good reason, he will not receive severance benefits under the change of control severance agreement.

The change of control severance agreement provides that if a payment to or for the benefit of an executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then he will receive the greater of his full severance payment, or a severance payment reduced to the extent necessary such that the payment will not be subject to the excise tax.

Each executive is subject to those restrictive covenants contained in his employment agreement, as described above, and must abide by such restrictive covenants in order to receive the benefits under his change of control severance agreement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (as used in this report, the “Committee”) administers the Company’s compensation program for its executive officers and other senior officers. The Company’s executive officers are those persons whose job responsibilities and policy-making authority are the broadest in the Company as determined by the Board annually. During fiscal 2006, the Board determined that the executive officers of the Company were Mr. Dukat, President and Chief Executive Officer, Mr. Henn, Executive Vice President and Chief Financial Officer, Mr. Gregg, Executive Vice President of Field Operations, Mr. Trino, Executive Vice President of Corporate Strategy, and Mr. Beckman, Executive Vice President and Chief Technology Officer. The Company’s senior officers are other members of senior management that report directly to the Chief Executive Officer. The Committee’s role is to oversee the Company’s compensation plans and policies, annually review and determine all executive officers’ and senior officers’ compensation, and administer the Company’s equity incentive plans (including reviewing and approving grants to the Company’s executive officers). The Board has adopted a Compensation Committee Charter that reflects these various responsibilities. The Charter can be found on the Company’s website at www.indus.com/about/governance.cfm.

Compensation Philosophy

The key objectives of the Company’s executive compensation programs are to attract, motivate, and retain executives who will be instrumental in the Company’s business success. In order to achieve these objectives, the Committee has structured its compensation plan to provide executives with competitive compensation that maintains a balance between cash and stock compensation and provides a significant portion of total compensation at risk, tied both to annual and long-term performance of the Company as well as to the creation of stockholder value and to encourage executives to act as owners through their stock ownership in the Company.

The Committee recognizes that the industry sector in which the Company operates is highly competitive, resulting in substantial demand for qualified, experienced executive personnel. The Committee considers it crucial that the Company be assured of retaining and rewarding its top caliber executives who are essential to the attainment of the Company’s ambitious long-term, strategic goals. For these reasons, the Committee believes the Company’s executive compensation arrangements must remain competitive with those offered by other companies of similar size, scope, performance levels and complexity of operations.

Annual Compensation Program Review

The Committee’s review of the Company’s executive compensation programs and practices includes an analysis, for each of its executives, of all elements of compensation, consisting of base and performance-based cash compensation; stock option and other equity grants; retirement programs; and health and welfare benefits. In conducting its work, the Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee.

In late fiscal 2005, after considering a strategic, comprehensive plan for the formalization of executive compensation, the Committee engaged Mercer Human Resource Consulting (“Mercer”) to assist the Committee in its review of the compensation for its executive officers. In January 2005, Mercer provided the Committee with an executive compensation study (the “Mercer Study”) that included a competitive market assessment of total compensation (salary, annual incentive, and long-term incentive) of the Company’s top executives, recommendations for the Company’s fiscal 2006 annual incentive compensation plan, and recommendations for the Company’s long-term incentive plan design, including the size, form and features of equity awards. This competitive market analysis compared the Company to ten publicly traded companies of comparable size and complexity. This comparable group included Aspen Technology, Inc., Click Commerce, Inc., Datastream Systems, Inc. Hyperion Solutions, Inc., Manhattan Associates, Inc., Mapics, Inc., MSDI, Inc., MRO Software, Inc., S1 Corporation, and Witness Systems, Inc. The Mercer Study was used by the Committee as a guideline for developing the fiscal 2006 compensation plan for the Company’s executive officers and senior officers.

In February 2006, Mercer provided an update to the Mercer Study (the “Mercer Update”) that included a reassessment of the market competitiveness of the compensation arrangements for the five executive officers, recommendations for the Company’s fiscal 2007 annual incentive compensation plan, and a review of the Company’s long-term incentive plan design, including the size, form and features of equity awards, in light of any changed market conditions, emerging trends, or Company facts and circumstances. The Mercer Update was used by the Committee as a guideline for developing the fiscal 2007 compensation plan for the Company’s executive officers and senior officers. In developing the fiscal 2007 compensation plan for executive officers the Committee also considered a tally sheet that summarized the compensation history for each executive officer while at the Company.

Annual Cash Compensation (Base Salary plus Annual Performance Incentives)

The Committee believes that annual cash compensation should be paid commensurate with attained performance. The Company’s executive cash compensation consists of base salary and performance-based incentive bonus opportunities.

Base Salaries.  Base salaries for executive officers, including the Chief Executive Officer, are established by considering a number of factors, including the executive’s responsibilities, the executive’s individual qualifications and experience, the executive’s individual performance and measurable contribution to the Company’s success, and the Company’s general financial performance. Base salaries are reviewed annually. During fiscal 2006, there were no salary increases for the Company’s executive officers or other senior officers, other than for Mr. Beckman, who received a raise of 6% in connection with his promotion to Executive Vice President in January 2006. For fiscal 2007, all of the Company’s executive officers (with the exception of Mr. Henn) and senior officers received a 3% salary increase as part of a merit increase program implemented broadly within the Company. Mr. Henn did not receive an increase due to his short tenure with the Company. After considering the Mercer Update, the performance of the Company during fiscal 2006, and the Company-wide merit increase, the Committee determined that the base salaries of the Company’s executive officers and senior officers remained competitive, and no additional significant salary increases were implemented for fiscal 2007.

Annual Performance Incentive Compensation.  The purpose of annual performance incentive compensation is to provide cash compensation opportunities to executive officers, including the Chief Executive Officer, which is at-risk on an annual basis and is contingent on the achievement of business and operating objectives established by the Committee from time to time. Annual incentives measure business performance and are designed to provide a pay-out scale with high upside opportunity for high performance and zero payout for low performance. The Committee sets targets for executive bonuses each year taking into consideration the importance of the executive’s contribution to the Company’s success, and the payout of those bonuses, if any, is determined based on various measures of Company performance discussed below. Performance bonuses for fiscal 2006 were paid under the Indus International, Inc. Fiscal 2006 Incentive Compensation Plan, and performance bonuses for fiscal 2007 will be paid under the Indus International, Inc. Fiscal 2007 Incentive Compensation Plan, each as described below.

Fiscal 2006 Incentive Plan

Based in part on the recommendations of Mercer, for fiscal 2006, the Committee implemented the Indus International, Inc. Fiscal 2006 Incentive Compensation Plan (the “Fiscal 2006 Incentive Plan”). The Fiscal 2006 Incentive Plan was effective for the Company’s fiscal year ending March 31, 2006. The purpose of the Fiscal 2006 Incentive Plan was to provide performance incentives for the Company’s executive officers and members of the Company’s Business Planning Council and Management Council. Participants in the Fiscal 2006 Incentive Plan included all of the Company’s executive officers.

Participants in the Fiscal 2006 Incentive Plan were eligible to receive cash awards based upon the attainment of two weighted performance levels: (1) achievement of target recognized software licensed revenue, and (2) achievement of target pro forma earnings per share (adjusted for Board approved restructuring expenses and stock-based compensation expense). Such target levels were based on the Company’s audited financial statements for the 2006 fiscal year. Participants were eligible to receive an award only if the Company achieved the minimum threshold earnings per share target established under the Fiscal 2006 Incentive Plan. In addition, 20% of any award made on the basis of achieving one or more of the corporate goals was subject to the attainment of two individual goals. If one or both of the individual goals were not met, the award was reduced. Participants were not eligible to receive any award for meeting individual goals if the minimum threshold earnings per share target was not met. The cash award represented a percentage of the participant’s base salary as of March 31, 2006. The target awards and actual awards for Messrs. Dukat, Henn, Trino, Gregg and Beckman, as a percentage of their base salaries and in dollars, were as follows:

	Base	Target		Maximum		Actual
	Salary	Award	Target	Award	Maximum	Award	Actual
Executive Officer	(3/31/2006)	(% of Salary)	Award ($)	(% of Salary)	Award ($)	(% of Salary)	Award ($)

Dukat	400,000	60%	240,000	120%	480,000	24%	96,000
Henn(1)	210,000	20%	42,000	40%	84,000	10%	21,000
Trino	250,000	40%	100,000	80%	200,000	20%	50,000
Gregg	233,000	40%	93,200	80%	186,400	17.5%	40,775
Beckman	227,900	25%	56,975	50%	113,950	12.5%	28,488

(1)	Mr. Henn’s Target Award, Maximum Award and Actual Award were prorated to reflect six months of service.

The Fiscal 2006 Incentive Plan terminated as of the end of the fiscal 2006.

Fiscal 2007 Incentive Compensation Plan

For fiscal 2007, the Committee implemented the Indus International, Inc. Fiscal 2007 Incentive Compensation Plan (the “Fiscal 2007 Incentive Plan”). The Fiscal 2007 Incentive Plan is effective for the Company’s fiscal year ending March 31, 2007. The purpose of the Fiscal 2007 Incentive Plan is to provide performance incentives for members of the Company’s Business Planning Council and Management Council. Participants in the Plan include the Company’s executive officers.

The structure of the Fiscal 2007 Incentive Plan is substantially similar to the Fiscal 2006 Incentive Plan. Participants are eligible to receive cash awards based upon the attainment of two weighted performance levels: (1) achievement of target recognized software licensed revenue, and (2) achievement of target pro forma earnings per share (adjusted for Board approved unusual, non-recurring items). Such target levels will be based on the Company’s audited financial statements for the 2007 fiscal year. Participants will be eligible to receive an award only if the Company achieves the minimum threshold earnings per share target established under the Fiscal 2007 Incentive Plan. In addition, a portion of any award made on the basis of achieving one or more of the corporate goals will be subject to the attainment of two individual goals. If one or more of the individual goals are not met, the award shall be reduced. Participants will not be eligible to receive any award for meeting individual goals if the minimum threshold earnings per share target is not met.

The cash award will represent a percentage of the participant’s base salary as of March 31, 2007. The target awards for Messrs. Dukat, Henn, Trino, Gregg and Beckman, as a percentage of their base salaries, are as follows:

				Maximum
	Base Salary	Target Award	Target	Award	Maximum
Executive Officer	(4/1/2006)	(% of Salary)	Award ($)	(% of Salary)	Award ($)

Dukat	412,000	60%	247,200	120%	494,400
Henn	210,000	40%	84,000	80%	168,000
Trino	257,500	40%	103,000	80%	206,000
Gregg	239,990	40%	95,996	80%	191,992
Beckman	234,350	40%	93,740	80%	187,480

All awards under the Fiscal 2007 Incentive Plan will be paid in cash. The Company anticipates that awards, if any, will be paid in June 2007.

The Compensation Committee may terminate, suspend or amend the Fiscal 2007 Incentive Plan at any time upon written notice to the participants. The Fiscal 2007 Incentive Plan will terminate as of March 31, 2007.

Long-Term Incentives: Equity-Based Awards

Because of the direct relationship between the value of an equity-based award and the stock price, the Committee believes that equity-based awards motivate executive officers to manage the Company in a manner that is consistent with stockholder interests. Equity-based awards are intended to serve as an effective and competitive long-term incentive and retention tool for the Company’s executives, as well as other key employees. Equity-based awards are intended to focus the attention of the recipient on the Company’s long-term performance, which the Company believes results in improved stockholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earnings potential. To this end, the Company’s equity-based awards generally vest over a period of years.

Prior to fiscal 2006, the Committee had granted solely stock options as equity-based incentive compensation. The exercise prices of stock options granted to executive officers are equal to the fair market value of the Company’s common stock on the date of grant. Therefore, stock options provide an incentive to maximize the Company’s profitable growth that ordinarily, over time, should be reflected in the price of the Company’s common stock. Prior to fiscal 2006, stock options granted by the Committee generally vested ratably over a four-year period. However, the Committee has authority to grant options with differing vesting periods, and it has done so from time to time. The principal factors the Committee considers in granting stock options to executive officers include prior performance, level of responsibility, other compensation and the executive officer’s ability to influence the Company’s long-term growth and profitability. However, the Company’s stock incentive plans do not provide any quantitative method for weighting these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the past as well as future anticipated performance.

As part of its fiscal 2006 compensation planning, the Committee revised its equity compensation program in several important respects. Prior to fiscal 2006, the Company did not have an established program of annual equity grants to executive officers and senior officers at the same time each year. Instead, stock option grants had been granted sporadically over the last few years, such as when an executive officer or other senior officer was hired, at the time of a promotion, or at times when the Committee determined that additional retention grants were necessary. After reviewing its current practices, the Committee decided it was beneficial to add structure to its process of granting equity awards to executives and senior officers and established the following practices:

•	Annual Equity Grants. The Committee intends to make annual equity grant awards to executive officers and senior officers at approximately the same time each year. It is anticipated that these annual grants will be made following the Company’s earnings release announcing financial results for the completed fiscal year. Grants are made at this time because the Committee believes that is when the most current information regarding the Company is available to the financial markets. Pursuant to this practice, in May 2006 and 2007, the annual equity grants to executive officers and senior officers were made on the day immediately following the completion of two full trading days after the release Company’s earnings releases announcing fiscal 2005 and fiscal 2006 results.

•	Restricted Stock Awards. The Committee intends that a portion of the annual equity grants to executive officers and senior officers will be in the form of restricted stock awards. A restricted stock award is a grant of shares of common stock that vests over time. At the time of the grant the recipient has all of the rights of stockholder, such as the right to vote and to receive dividends, except that the recipient cannot transfer the restricted stock. As the stock award vests, the restriction on transfer lapses and the recipient has the unfettered right to transfer the stock. If the recipient ceases to be an employee before the restricted stock vests, the shares are forfeited. The Committee’s current intent is that restricted stock grants awards to executive officers will vest 100% on the third anniversary of the grant.

•	Performance-Based Options. The Committee intends that a portion of the annual option grants to executive officers and senior officers will be performance based, meaning that they will vest based on the attainment of annual corporate performance targets, rather than just the passage of time.

•	Time Vested Options. The Committee intends that time-vested options granted by the Committee will typically vest ratably over three years rather than four years as was the previous standard practice.

The Committee believes that restricted stock awards are a better way to provide significant equity compensation to employees that provides more predictable long-term rewards than stock options. The Committee also believes that restricted stock typically holds its value better than stock options and therefore can provide a stronger retention mechanism. The Committee believes that performance based options are another means of aligning executive compensation with the Company’s corporate performance. The size of restricted stock award awards and performance based option grants will be based on various factors relating to the responsibilities of the individual officers and their expected future contributions as discussed above.

Consistent with these established practices, the Committee has made annual equity grants to the Company’s executive officers and senior officers on May 13, 2005 (Mr. Henn’s grant was on October 13, 2005) and May 9, 2006. These annual equity grants included time-vested options, performance-based options and restricted stock awards. The per share exercise prices of these stock options are equal to the fair market value of the Company’s common stock on the date of grant. The awards granted to the executive officers in May and October 2005 are summarized elsewhere in this Proxy Statement under the heading “Option Grants in Last Fiscal Year.”

The awards granted to the executive officers in May 2006 are reflected in the following table:

	Time-Vested	Performance-Vested	Restricted
	Options(1)	Options(2)	Stock(3)

Dukat	210,000	71,000	47,500
Henn	56,250	18,750	12,500
Trino	56,250	18,750	12,500
Gregg	56,250	18,750	12,500
Beckman	56,250	18,750	12,500

(1)	Vest 33% per year over three years.

(2)	Vest over a three-year period based on the attainment of certain pro forma earnings per share targets established by the Committee.

(3)	Vest 100% on the third anniversary of the grant date.

Employment Agreements and Change of Control Severance Agreements

During fiscal 2006, the Compensation Committee, with advice from outside legal counsel and Mercer, developed and entered into new employment agreements and change of control severance agreements with its executive officers. For a detailed discussion of these various agreements see “Executive Compensation — Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

Benefits

The Company provides benefits to the executive officers under the Company’s health and welfare plans, which are generally available to all employees of the Company.

Chief Executive Officer Compensation

A substantial amount of the Committee’s annual work relates to the determination of compensation for the Company’s executive officers, including the Chief Executive Officer. Effective February 1, 2004, Mr. Dukat was promoted to Chief Executive Officer at which time his annual base salary was increased to $400,000 (effective April 1, 2004), and he was granted stock options to purchase 300,000 shares of common stock in connection with his promotion. The exercise prices of these stock options are equal to the fair market value of the Company’s common stock on the date of grant, and the stock options vest 25% per year over four years. In August 2004, Mr. Dukat was granted stock options to purchase 100,000 shares of common stock. The exercise prices of these stock options are equal to the fair market value of the Company’s common stock on the date of grant, and the stock options vest 33% per year over three years.

The Committee most recently determined executive compensation in May 2006, when it determined incentive payments under the Fiscal 2006 Incentive Plan and set compensation amounts for fiscal 2007. In determining 2006 compensation, the Committee considered the Company’s past financial performance, the Company’s internal estimates of current year financial performance, and the competitiveness of the Company’s executive officers’ base salary and incentive baseline amounts as analyzed in the Mercer Study. In May 2005, the Committee reviewed Mr. Dukat’s annual base salary of $400,000 in light of the competitive analysis prepared by Mercer and determined not to adjust it for fiscal 2006. As discussed above, Mr. Dukat participated in the Fiscal 2006 Incentive Plan and received a cash bonus of $96,000 as compensation for his successful leadership and the Company’s financial performance in fiscal 2006. In May 2006, the Committee reviewed Mr. Dukat’s annual base salary of $400,000 in light of the competitive analysis prepared by Mercer and determined to grant Mr. Dukat a 3% increase to $412,000 for fiscal 2007. As discussed above, Mr. Dukat also has the opportunity to receive a performance bonus under the Fiscal 2007 Incentive Plan. In fiscal 2006, Mr. Dukat received the equity awards discussed above under “Long-Term Incentives: Equity-Based Awards.”

It is the opinion of the Committee that the aforementioned compensation policies and structures properly align the Company’s corporate economic performance and the interest of the Company’s stockholders with balanced and competitive executive compensation practices.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the ability of a publicly held corporation to deduct compensation in excess of $1 million paid to certain executive officers. Certain cash and equity awards that qualify as “performance-based compensation” under Section 162(m), such as stock options and performance bonuses, are exempt from this deduction limit. Other non-performance awards, such as time-vested restricted stock, remain subject to the limit. It is the policy of the Committee to comply, where practicable, with Section 162(m) of the Code so as to maximize the tax deductibility of compensation paid to its top executive officers. Accordingly, the Company’s incentive plans are currently designed to permit the Committee to make cash- and equity-based grants that are exempt from this deduction limit. Although the Committee does not presently intend to award compensation in excess of the $1 million cap, it will continue to address this issue when formulating compensation arrangements for the Company’s executive officers and will seek, where possible, to maintain the deductibility of any such payments. No executive officer’s compensation exceeded the limits on deductible compensation during fiscal year 2006.

Committee Composition

The Committee members during the fiscal 2006 were Messrs. Freedman, Cook and Haskell. Mr. Freedman is the Chairman of the Committee. Each member of the Committee in fiscal 2006 was a non-employee director and met the independence requirements of the Nasdaq National Market listing standards.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee of the Board of Directors

Richard C. Cook
Allen R. Freedman, Chairman
Eric Haskell

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Common Stock that may be issued under all of the Company’s existing equity compensation plans as of March 31, 2006.

Number of Securities
	(a) Number of Securities		Remaining Available
	to be Issued	(b) Weighted-Average	for Future Issuance
	Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category*	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity Compensation Plans Approved by Stockholders	9,494,293	$2.88	5,822,243

*	All of the Company’s equity compensation plans have been approved by its stockholders.

PERFORMANCE GRAPH

The following graph compares the cumulative total return for the Company’s Common Stock with the cumulative total return of the Nasdaq Stock Market Composite — U.S. Index and the Nasdaq Computer Equipment And Data Processing Index. The graph assumes that $100 was invested on December 31, 2000 in the Company’s Common Stock, the Nasdaq Stock Market Composite — U.S. Index and the Nasdaq Computer Equipment And Data Processing Index, including reinvestment of dividends. All periods represented on the graph prior to March 2003 are as of the Company’s December 31 fiscal year end. The Transition Period reflects the three-month transition period from January 1, 2003 to March 31, 2003. The periods of 2004, 2005 and 2006 reflect the Company’s fiscal year end as of March 31, 2004, 2005 and 2006, respectively. No dividends have been declared or paid on the Company’s Common Stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.

SECURITY OWNERSHIP OF MANAGEMENT; PRINCIPAL STOCKHOLDERS

The table below sets forth, as of August 30, 2006, certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each Named Executive Officer; (iii) each director of the Company and nominee for director of the Company; and (iv) all current directors and executive officers as a group.

	Shares	Approximate
	Beneficially	Percentage of
Stockholder	Owned(1)	Ownership(1)

Columbia Wanger Asset Management, L.P.(2)	6,340,000	10.7%
Tocqueville Asset Management, L.P.(3)	3,298,160	5.6%
Paradigm Capital Management, Inc.(4)	3,185,600	5.4%
S Squared Technology, LLC (5)(6)	3,038,200	5.1%
Arthur W. Beckman(7)	340,750	*
Gregory J. Dukat(8)	999,084	1.7%
John D. Gregg(9)	257,500	*
Patrick M. Henn(10)	75,834	*
Joseph T. Trino(11)	107,500	*
Richard C. Cook(12)	30,616	*
Allen R. Freedman(13)	845,716	1.4%
Eric Haskell(14)	12,500	*
Kenneth G. Lawrence(15)	44,643	*
Thomas R. Madison, Jr.(16)	909,070	1.5%
Frederick J. Schwab(17)	48,116	*
All current directors and executive officers as a group (11 persons)	3,671,329	5.9%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC that deems shares to be beneficially owned by any person who has or shares voting power or investment power with respect to such shares. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of the Company’s Common Stock that will be issuable to the identified person or entity pursuant to stock options that are either immediately exercisable or exercisable within sixty days of August 30, 2006 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Represents shares reported on Schedule 13G/A dated February 13, 2006, of which Columbia Wanger Asset Management, L.P. (“WAM”) and WAM Acquisition GP, Inc., its general partner, have shared voting and investment power. Columbia Acorn Trust has shared voting and investment power over 8.6% of the shares beneficially owned by WAM. The address of WAM is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(3)	Represents shares reported on Schedule 13G dated February 14, 2006. The address of Tocqueville Asset Management, L.P. is 40 West 57th Street, 19th Floor, New York, New York 10019.

(4)	Represents shares reported on Schedule 13G/A dated February 14, 2006. The address of Paradigm Capital Management, Inc. is Nine Elk Street, Albany, New York 12207.

(5)	Represents shares reported on Schedule 13G/A dated February 9, 2006. S Squared Technology, LLC has sole voting and dispositive power over these shares. The address of S Squared Technology, LLC is 515 Madison Avenue, New York, NY 10022.

(6)	Includes 522,200 shares of Common Stock beneficially owned by S Squared Capital II Management, LLC, an affiliate of S Squared Technology, LLC.

(7)	For Mr. Beckman, includes 21,900 shares of restricted stock and 309,251 shares subject to options exercisable within 60 days of August 30, 2006.

(8)	For Mr. Dukat, includes 95,000 shares of restricted stock and 854,084 shares subject to options exercisable within 60 days of August 30, 2006.

(9)	For Mr. Gregg, includes 25,000 shares of restricted stock and 232,500 shares subject to options exercisable within 60 days of August 30, 2006.

(10)	For Mr. Henn, includes 22,500 shares of restricted stock and 53,334 shares subject to options exercisable within 60 days of August 30, 2006.

(11)	For Mr. Trino, includes 25,000 shares of restricted stock and 82,500 shares subject to options exercisable within 60 days of August 30, 2006.

(12)	For Mr. Cook, includes 18,116 shares of restricted stock and 12,500 shares subject to options exercisable within 60 days of August 30, 2006.

(13)	For Mr. Freedman, includes 18,116 shares of restricted stock and 30,000 shares subject to options exercisable within 60 days of August 30, 2006. Also includes 725,600 shares held by Mr. Freedman and 72,000 shares held by Mr. Freedman’s wife. Mr. Freedman disclaims beneficial ownership, for purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, of all such shares owned by his wife.

(14)	For Mr. Haskell, includes 12,500 shares subject to options exercisable within 60 days of August 30, 2006.

(15)	For Mr. Lawrence, includes 35,714 shares of restricted stock.

(16)	For Mr. Madison, includes 18,116 shares of restricted stock and 857,227 shares subject to options exercisable within 60 days of August 30, 2006. Also includes 33,727 shares held by The Madison Family Trust. Mr. Madison disclaims beneficial ownership, for purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, of all such shares owned by the trust.

(17)	For Mr. Schwab, includes 18,116 shares of restricted stock and 30,000 shares subject to options exercisable within 60 days of August 30, 2006.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended March 31, 2006, the Company’s Compensation Committee consisted of Messrs. Freedman and Cook, and Mr. Haskell since May 5, 2005. No interlocking relationship existed during the fiscal year ended March 31, 2006 nor presently exists between any member of the Company’s Compensation Committee and any member of the compensation committee of any other company. No member of the Compensation Committee was, during fiscal 2006, an officer or employee of the Company, nor was any member of the Compensation Committee formerly an officer of the Company. In addition, no executive officer of the Company served during the year ended March 31, 2006, (a) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee or (b) as a member of the compensation committee of another entity, one of whose executive officers served on the Board of Directors of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and persons who own greater than ten percent of a registered class of the Company’s equity securities are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended March 31, 2006, all officers, directors and 10% stockholders complied with all Section 16(a) filing requirements.

PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS

2007 Stockholder Proposals or Nominations.  Our stockholders are permitted to submit proposals that they believe should be voted on at the annual meeting and recommend persons who they believe should be nominated for election to the Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in our 2007 proxy statement. Any such stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices to the attention of our Secretary. Failure to deliver a proposal by this means may result in it not being deemed timely received. We must receive all submissions no later than May 11, 2007. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The Corporate Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals.

Alternatively, under our Bylaws, if a stockholder does not want to submit a proposal for the 2007 annual meeting in our proxy statement under Rule 14a-8, but intends to nominate a person as a candidate for election to the Board, the stockholder may submit the proposal or nomination not less than 60 days or more than 90 days prior to the anniversary of the date on which we held the 2006 annual meeting, unless the date of the 2007 annual meeting is more than 30 days before or 60 days after (other than as a result of adjournment) the anniversary of the 2006 annual meeting. For our 2007 annual meeting, we must receive such proposals and nominations no earlier than July 25, 2007 and no later than August 24, 2007. If the date of the 2007 annual meeting is more than 30 days before or 60 days after (other than as a result of adjournment) the anniversary of the 2006 annual meeting, the stockholder must submit any such proposal or nomination not earlier than the close of business on the 90th day prior to the 2007 annual meeting and not later than the close of business on the later of the 60th day prior to the 2007 annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our stock. We will not entertain any proposals or nominations at the annual meeting that do not meet these requirements. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. To make a submission, stockholders should contact our Secretary at 3301 Windy Ridge Parkway, Atlanta, Georgia 30339.

OTHER MATTERS

The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

The Board of Directors

Atlanta, Georgia
September 7, 2006

INDUS INTERNATIONAL, INC.
3301 Windy Ridge Parkway
Atlanta, Georgia 30339
     The undersigned stockholder of Indus International, Inc. constitutes and appoints Joseph T. Trino and Patrick M. Henn, and each of them, each with full power of substitution, to vote the number of shares of common stock that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held at Indus’s headquarters located at 3301 Windy Ridge Parkway, Atlanta, Georgia 30339, on October 23, 2006, at 3:00 p.m., or at any adjournments or postponements, upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, the receipt of which is hereby acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named below becomes unable to serve or for good cause will not serve and are further authorized to vote on other matters that may properly come before the annual meeting and any adjournments or postponements. The Board of Directors recommends a vote FOR each of the nominees for director and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.
(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

Please Mark your votes as indicated in this example	☒

				FOR	WITHHOLD AUTHORITY		FOR	AGAINST	ABSTAIN
1.	Election of Directors. On the proposal to elect the following directors to serve on the Board of Directors until the 2007 annual meeting of stockholders and until their successors are elected and qualified:			☐	☐	2. Ernst & Young LLP. On the proposal to ratify Ernst & Young LLP as the independent registered public accounting firm of the Company for fiscal 2007:	☐	☐	☐

	01 Richard C. Cook	05	Kenneth G. Lawrence
	02 Gregory J. Dukat	06	Thomas R. Madison, Jr.
	03 Allen R. Freedman	07	Frederick J. Schwab
	04 Eric Haskell

To withhold authority for any individual nominee(s), write the name of the nominees(s) in the space provided:
This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of each nominee for director and FOR the ratification of Ernst & Young LLP as the independent registered public accounting firm and with discretionary authority on all other matters that may properly come before the annual meeting or any adjournments or postponements.

Please sign this proxy card exactly as your name appears on your stock certificate and date the proxy card. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

Shares Held:

Signature of Stockholder	Signature of Stockholder (if held jointly)	Dated:		2006

Month Day
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INDUS INTERNATIONAL, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.